Exhibit 4.38
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following description of Revlon, Inc.’s capital stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to Revlon, Inc.’s Restated Certificate of Incorporation (as amended, supplemented and/or restated to date, the “Certificate of Incorporation”) and the Amended and Restated By-Laws of Revlon, Inc. (as amended, supplemented and/or restated to date, the “By-Laws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.38 is a part. We encourage you to read our Certificate of Incorporation and our By-Laws.

General

As of December 31, 2019, Revlon, Inc. (“Revlon” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Revlon’s Class A Common Stock, with a par value of $0.01 per share (Revlon’s “Class A Common Stock”). Revlon’s Class A Common Stock is listed on the New York Stock Exchange under the symbol “REV.”

Authorized Capital Shares

Revlon’s authorized capital stock consist of 1,150,000,000 shares, of which: (i) 900,000,000 shares are authorized shares of Class A Common Stock; (ii) 200,000,000 shares are authorized shares of Class B Common Stock, with a par value of $0.01 per share (Revlon’s “Class B Common Stock” and, together with Class A Common Stock, the “Common Stock”); and (iii) 50,000,000 shares are authorized shares of Preferred Stock, with a par value of $0.01 per share (Revlon’s “Preferred Stock”). As of December 31, 2019, there were issued and outstanding: (i) 53,069,832 shares of Class A Common Stock; (ii) no shares of Class B Common Stock; and (iii) no shares of Preferred Stock.

Voting Rights

At each annual or special meeting of stockholders, in the case of any written consent of stockholders in lieu of a meeting and for all other purposes, each holder of record of shares of Class A Common Stock on the relevant record date is entitled to 1 vote for each share of Class A Common Stock, and each holder of record of Class B Common Stock on the relevant record date is entitled to 10 votes for each share of Class B Common Stock. Except as required by applicable law and subject to the rights of the holders of any Preferred Stock that may be issued from time to time, the holders of shares of Class A Common Stock and of shares of Class B Common Stock shall vote as a single class on all matters presented to Revlon’s stockholders for their vote or approval. Holders of shares of Common Stock do not have cumulative voting rights.

Exhibit 4.38
Dividend Rights

Subject to the rights of the holders of any Preferred Stock that may be issued from time to time, holders of shares of Class A Common Stock and shares of Class B Common Stock are entitled to receive dividends and other distributions in cash, stock or property as may be declared by the Company’s Board of Directors (the “Board”) out of assets or funds legally available for that purpose, in an equal amount per share.

Liquidation Rights

In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Company, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock are entitled to receive the assets and funds available for distribution, after payments to creditors and to the holders of any Preferred Stock that may at the time be outstanding, in proportion to the number of shares held by them, respectively, without regard to class.

Other Rights

The Class A Common Stock has no sinking fund or redemption provisions or conversion, preemptive or subscription rights.

Anti-Takeover

The authorized but unissued shares of Revlon’s Common Stock will be available for future issuance without stockholder approval. In addition, Revlon’s Board may authorize, without stockholder approval, the issuance of authorized but unissued Preferred Stock with voting rights or other rights or preferences designated from time to time by Revlon’s Board. The existence of authorized but unissued shares of Revlon Common Stock or Preferred Stock may enable Revlon’s Board to render more difficult or to discourage an attempt to obtain control of Revlon by means of a merger, tender offer, proxy contest or otherwise.